PAMIDA HOLDINGS CORPORATION
       Proxy for the Annual Meeting of Stockholders May 22, 1997
      This Proxy is Solicited on Behalf of the Board of Directors



     The undersigned hereby constitutes and appoints Steven S. Fishman and Frank
A. Washburn, and each or either of them, attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all stock of Pamida Holdings Corporation (the "Corporation") standing in the name of the undersigned at the annual meeting of stockholders of the Corporation to be held at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, at 8:30 a.m. on May 22, 1997, and at any adjournments thereof, on the matter set forth on the reverse side hereof and on any other matters that properly may come before the meeting or any adjournments thereof.

     This proxy, when properly signed, will be voted as specified. If no specification is given, this proxy will be voted for the election of directors.

     The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 22, 1997, the Proxy Statement for such meeting, and the Annual Report of the Corporation for the fiscal year ended February 2, 1997.

                    (To be Signed on Reverse Side)



Please mark your votes as in this example [X]



                             AUTHORITY
                    FOR       TO VOTE
              ALL NOMINEES   WITHHELD          Nominees:  L. David Callaway, III
1.  ELECTION                                              Stuyvesant P. Comfort
    OF                                                    Steven S. Fishman
    DIRECTORS    [ ]          [ ]                         M. Saleem Muqaddam
For, except authority to vote is withheld for the         Peter J. Sodini
following nominee(s):                                     Frank A. Washburn




------------------------      -------------------------      -----------------
SIGNATURE OF SHAREHOLDER      SIGNATURE IF HELD JOINTLY           DATE

     NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. Whensigning as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by a partner. If a limited liability company, please sign in company name by a member or manager.

                           PAMIDA HOLDINGS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 22, 1997



     The Annual Meeting of Stockholders of Pamida Holdings Corporation, a Delaware corporation, will be held on Thursday, May 22, 1997, at 8:30 a.m. at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, for the following purposes:

     1.    To elect a Board of Directors.

     2. To transact such other business as properly may come before the meeting and any adjournments thereof.

     The stock transfer books of the Corporation will not be closed. The Board of Directors of the Corporation has fixed the close of business on March 24, 1997, as the record date for determining the stockholders of the Corporation entitled to notice of and to vote at the meeting.



Dated  March 26, 1997                   BY ORDER OF THE BOARD OF
                                        DIRECTORS,

                                        FRANK A. WASHBURN, Secretary










    PLEASE MARK, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR USE. THE PROXY WILL NOT BE USED IF YOU
                  ATTEND THE MEETING IN PERSON AND SO REQUEST.

                           PAMIDA HOLDINGS CORPORATION
                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 22, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Pamida Holdings Corporation (the "Corporation") of proxies from holders of the Corporation's $.01 par value Common Stock ("Common Stock") for use at the annual meeting of stockholders of the Corporation to be held on May 22, 1997, at 8:30 a.m. at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on March 24, 1997 will be entitled to vote at the Annual Meeting.

     The mailing address of the principal executive offices of the Corporation is 8800 "F" Street, Omaha, Nebraska 68127. This Proxy Statement and the accompanying form of Proxy are first being sent to the holders of Common Stock on or about April 15, 1997.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

     The Board of Directors of the Corporation has fixed the close of business on March 24, 1997, as the record date for determining the stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting.

     The accompanying Proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a duly executed Proxy bearing a later date, filed with the Secretary of the Corporation prior to the Annual Meeting. If a stockholder who has given a Proxy is present at the Annual Meeting and wishes to vote in person, such stockholder may withdraw the Proxy at that time.

     On March 24, 1997, the Corporation had outstanding 5,004,942 shares of Common Stock, each such share entitling the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Stockholders entitled to vote in the election of directors at the Annual Meeting have cumulative voting rights in such election, and there are no conditions precedent to the exercise of such rights. The existence of cumulative voting rights means that a stockholder may cast a total number of votes in the election for directors which is equal to the number of directors to be elected multiplied by the number of such stockholder's shares; such votes may be cast entirely for one candidate or may be distributed equally or unequally among as many candidates as the stockholder may consider appropriate.

     Assuming that a quorum is present at the Annual Meeting, under Delaware law and the Restated Certificate of Incorporation of the Corporation, as amended (the "Restated Certificate"), the six nominees for election as directors who receive the greatest number of votes cast in the election of directors will be elected as directors.

     In the election of directors, any action other than a vote for a nominee will have the practical effect of a vote against such nominee, but only votes in favor of a nominee will directly affect the outcome of the election since the six nominees receiving the greatest number of votes will be elected. Abstentions and broker "non-votes" are not deemed to be "votes cast" for any purpose but will be included for purposes of determining whether a quorum is present at the Annual Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from the beneficial owner of the shares involved.

     The Restated Certificate provides that all proxies, ballots, votes, and tabulations that identify the particular vote of holders of Common Stock shall be confidential and shall not be disclosed except (i) to independent election inspectors appointed by the Corporation who shall not be directors, officers, or employees of the Corporation, (ii) as required by law, or (iii) when expressly requested by the voting stockholder.

     The following table sets forth information as to the beneficial ownership of Common Stock of each person or group who, as of March 1, 1997, to the knowledge of the Corporation, beneficially owned more than 5% of the Common
Stock:
                                          Number of
           Name and                        Shares of
         Address of                      Common Stock           Percent
         Beneficial                     Beneficially              of
            Owner                           Owned                Class
-------------------------------         -------------         ----------
 399 Venture Partners, Inc. (1)           913,687                18.26%
 399 Park Avenue
 New York, NY  10043

 Natasha Partnership (2)                  574,000                11.47%
 Nathalie P. Comfort
 63 South Beach Road
 Hobe Sound, FL  33475
------------------------------
(1) 399 Venture Partners, Inc. is a wholly owned subsidiary of Citicorp. Information relating to the stockholdings of 399 Venture Partners, Inc. is based upon a Schedule 13G filed by Citicorp as of December 31, 1996. M. Saleem Muqaddam, a director of the Corporation, is a Vice President of 399 Venture Partners, Inc.
(2) According to a Schedule 13D, amended through January 21, 1994, filed on behalf of Natasha Partnership ("Natasha"), Nathalie P. Comfort is the sole general partner of Natasha with sole voting and sole dispositive power over the shares of Common Stock owned by Natasha and therefore also may be deemed to be the beneficial owner of such shares.

     The following table sets forth information as to each class of equity securities of the Corporation beneficially owned as of March 1, 1997, by each director of the Corporation, by each nominee for election as a director of the Corporation, by the executive officers of the Corporation, and by all directors and executive officers of the Corporation as a group:

                                     Number of
                                     Shares of
                                    Common Stock              Percent
         Beneficial                 Beneficially                 of
           Owner                      Owned(1)                 Class
  ----------------------            --------------------      -------
  L. David Callaway, III             16,500(2)                0.33%
  Stuyvesant P. Comfort             204,067                   4.08%
  Steven S. Fishman                 135,622(3)                2.66%
  George R. Mihalko                   4,675(4)                0.09%
  M. Saleem Muqaddam                 20,000                   0.40%
  Peter J. Sodini                     1,000                   0.02%
  Frank A. Washburn                  22,233(5)                0.44%
  All directors and
    executive officers as a
    group (7 persons)               404,097(2)(3)(4)(5)       7.91%
-----------
(1) Each person named in the table above has sole voting power and sole investment power with respect to the shares set forth after his name, except for the shares referred to in notes (2) and (3) as being owned or held by the person's spouse.
(2) Mr. Callaway disclaims beneficial ownership of these shares, which are owned by his wife.
(3) Mr. Fishman disclaims beneficial ownership of 33,500 of these shares, which are held by him (15,500) or his wife (18,000) as custodian for his children. Mr. Fishman has the right to acquire beneficial ownership of 92,122 of these shares pursuant to currently exercisable options.
(4) Mr. Mihalko has the right to acquire beneficial ownership of 2,600 of these shares pursuant to currently exercisable options.
(5) Mr. Washburn has the right to acquire beneficial ownership of 9,133 of these shares pursuant to currently exercisable options.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, the stockholders will elect a board of six directors for a term extending until the 1998 annual meeting of stockholders of the Corporation and until their respective successors have been elected and qualify. Proxies in the accompanying form which are received by the Board of Directors in response to this solicitation will, unless contrary instructions are given therein, be voted by the persons named therein as proxies in favor of the six nominees for directors listed below. The persons named as proxies reserve the right, however, to vote such proxies cumulatively and for the election of fewer than all of the nominees for directors but do not intend to do so unless nominees other than those listed below are nominated at the Annual Meeting. The Board of Directors believes that all of the six nominees listed below will be available to serve and will serve as directors if elected; however, if any of such nominees is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee. The six nominees receiving the greatest number of votes at the Annual Meeting will be elected as directors.

     Set forth below is certain information as of March 6, 1997, with respect to the nominees for election as directors of the Corporation. The information relating to their respective business experience was furnished to the Corporation by such persons. All of the nominees presently are serving as directors of the Corporation, and all of the nominees have been nominated for reelection by the Board of Directors.

                                  Positions and
                                             Offices with              Director
Nominee                           Age      the Corporation              Since
----------------------------     -----     ------------------          ------

L. David Callaway, III (1)(2)     57       Director                     1994

Stuyvesant P. Comfort (1)(2)      26       Director                     1994

Steven S. Fishman                 46       Chairman of the Board,       1993
                                           President, Chief Executive
                                           Officer, and Director

M. Saleem Muqaddam (1)(2)         50       Director                     1993

Peter J. Sodini (1)(2)            56       Director                     1990

Frank A. Washburn                 48       Executive Vice President,    1995
                                           Chief Operating Officer,
                                           and Director
------------------------
(1)  Member of Compensation and Stock Option Committees.
(2)  Member of Audit Committee.

     Mr. Callaway is Chairman of the Board and Chief Executive Officer of Express Messenger Systems, Inc. Previously, Mr. Callaway spent approximately 30 years with Citicorp and various of its affiliates (most recently, from 1986 to 1993, as a Vice President of Citicorp Venture Capital, Ltd.) in a variety of corporate and investment banking assignments.

     Mr. Comfort has been employed since March 1996 by Microsoft Corporation as a business development and investment analyst. He is a graduate of the University of Pennsylvania Wharton School and the New York University School of Law and was a private investor for several years prior to his current employment.

     Mr. Fishman has served as President and Chief Executive Officer of the Corporation and Pamida, Inc. ("Pamida") since April 1993 and as Chairman of the Board of the Corporation and Pamida since August 1993. From 1988 to March 1993, Mr. Fishman was employed by Caldor, Inc. as Senior Vice President and General Merchandise Manager-Homelines. Mr. Fishman is a director of Pamida.

     Mr. Muqaddam has served as a Vice President of Citicorp Venture Capital, Ltd. and its affiliated investment companies since 1989. Previously, Mr. Muqaddam spent 15 years with Citicorp and Citibank, N.A. in senior managerial positions in the international corporate banking area, primarily in Europe, and at the corporate headquarters in New York. Mr. Muqaddam is a director of Chromcraft Revington, Inc. and Plantronics Inc.

     Mr. Sodini has been employed since April 1996 as President and Chief Executive Officer of The Pantry, Inc., an operator of convenience stores; from February to April 1996 he was Chief Operating Officer of such company. From 1992 through 1995, Mr. Sodini served as Chief Executive Officer of Purity Supreme, Inc., an operator of grocery supermarkets. From 1990 to early 1993, he served as Chairman of the Board of Buttrey Food & Drug, Inc. Mr. Sodini has been associated with the investment firm of Freeman Spogli & Co. Incorporated as a consultant since 1988. Mr. Sodini is a director of Transamerica Income Shares and Buttrey Food & Drug, Inc.

     Mr. Washburn has served as Chief Operating Officer of the Corporation and Pamida since March 6, 1997, Executive Vice President of the Corporation since September 1995, and Executive Vice President of Pamida since February 1995, having previously served as Senior Vice President - Human Resources of Pamida since 1993 and as Vice President - Human Resources of Pamida since 1987. Mr. Washburn also serves as Secretary of the Corporation and Pamida. Mr. Washburn joined Pamida's predecessor in 1965. He is a director of Pamida.

     The Board of Directors met six times during the fiscal year ended February 2, 1997.

     The Compensation Committee of the Board of Directors met three times during the fiscal year ended February 2, 1997. The Committee's functions are to provide oversight with respect to the compensation and benefit policies, plans, and programs of the Corporation for the executive officers of the Corporation and, to the extent not otherwise determined by contract or formal plan, to review and recommend to the Board of Directors salaries, bonuses, and other employee benefits and compensation for the executive officers of the Corporation. The members of the Compensation Committee also are the members of the Stock Option Committee of the Board of Directors.

     The Audit Committee of the Board of Directors met five times during the fiscal year ended February 2, 1997. The Committee's functions are to recommend to the Board of Directors the firm to be appointed as the Corporation's independent accountants, to review and approve the scope of the Corporation's annual audit, to review the audit findings and recommendations of the
Corporation's  independent  accountants,   to  consult  with  the  Corporation's
independent accountants and internal auditors concerning the Corporation's financial controls, accounting procedures, and internal auditing function, and to consider and review such other matters relating to the financial and accounting affairs of the Corporation as the Committee may deem appropriate.

     The Board of Directors has no Nominating Committee.

     During the fiscal year ended February 2, 1997, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees on which they serve.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation and Stock Option Committees of the Board of Directors currently are composed of Messrs. Callaway, Comfort, Muqaddam, and Sodini. Messrs. Comfort, Muqaddam, and Sodini served on such committees throughout the fiscal year ended February 2, 1997, while Mr. Callaway became a member of such committees on November 21, 1996. Robert D. Gordman, who served as a director of the Corporation until January 15, 1997, also served on such committees until May 23, 1996.

     During the fiscal year ended February 2, 1997, Mr. Gordman provided consulting services to Pamida on behalf of his own consulting company, Option 1A, Inc., relating to merchandising strategy and programs, for which Pamida paid an aggregate of $303,000 in fees to Option 1A, Inc. Although he was not an employee of the Corporation during such fiscal year, from approximately March 15, 1996, Mr. Gordman performed on an interim basis the functions of the Corporation's softlines general merchandise manager. Mr. Gordman is not a candidate for election as a director.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     ANNUAL EXECUTIVE COMPENSAION. The following table shows the annual compensation paid by the Corporation and Pamida for services rendered during the fiscal years ended February 2, 1997, January 28, 1996, and January 29, 1995, to the chief executive officer of the Corporation during fiscal 1997 and to each of the persons who were executive officers of the Corporation at February 2, 1997:



                           SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                                                     Compensation
                                  Annual Compensation                   Awards
                      --------------------------------------------   -------------

Name and                                                Other        Stock Options
Principal             Fiscal                            Annual        (Number of        All Other
Position               Year    Salary      Bonus      Compensation      Shares)       Compensation (1)
-------------------    ----    -------    --------    ------------   -------------    ----------------

Steven S. Fishman,    1997     $506,973   $     --    $     --       25,800           $ 34,427
Chairman of the       1996     $444,088   $     --    $     --        2,778           $ 24,310
Board, President,     1995     $419,135   $239,787    $     --       75,000           $  3,700
and Chief Executive
Officer


Frank A. Washburn,    1997     $223,127   $     --    $     --       13,000           $ 16,013
Executive Vice        1996     $194,281   $ 25,000    $     --       14,667           $ 12,877
President (2)


George R. Mihalko,    1997     $182,935   $ 15,000    $     --        6,500           $ 11,515
Senior Vice           1996     $ 58,385   $ 35,000    $ 29,836(4)    10,000           $  2,856
President and
Chief Financial
Officer (3)



(1) All Other Compensation for fiscal 1997 consists of contributions by Pamida to its 401(k) plan and 1995 Deferred Compensation Plan ($3,750 and $30,677 for Mr. Fishman, $3,123 and $12,890 for Mr. Washburn, and $1,212 and $10,303 for Mr.Mihalko). Pamida's Deferred Compensation Plan provides for elective salary deferrals by participants (not less than 2% and not more than 10% of base salary); Pamida matches a participant's deferral quarterly up to 5% of base salary and credits a participant's deferral account quarterly with an interest equivalent at the rate of 7% per annum.
(2) Mr. Washburn became an executive officer of the Corporation in September 1995. Information concerning his prior employment by Pamida appears on a previous page of this Proxy Statement.
(3) Mr. Mihalko became an executive officer of the Corporation in September 1995. Prior to that time he was not employed by the Corporation or Pamida.
(4) $16,849 of this amount was a sign-on bonus in connection with Mr. Mihalko's initial employment by the Corporation, and $11,873 of this amount was reimbursement of various moving and relocation expenses.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                              Potential
                                                                          Realizable Value at
                                                                             Assumed Annual
                                                                          Rates of Stock Price
                                                                             Appreciation
                         Individual Grants (1)                            for Option Term (2)
----------------------------------------------------------------------    -------------------
                                   % of Total
                                    Options
                      Options      Granted to
                      Granted      Employees     Exercise
                     (Number of    in Fiscal      Price     Expiration
      Name            Shares)        Year        ($/Sh)        Date         5%        10%
------------------   ----------    ----------    --------    ----------   -------    -------
Steven S. Fishman    12,000 (3)    13.8%         $2.7813     02-28-06     $20,990    $53,192
Steven S. Fishman    13,800 (4)    15.9%         $1.9375     12-11-06     $16,815    $42,613
Frank A. Washburn     6,000 (3)     6.9%         $2.7813     02-28-06     $10,495    $26,596
Frank A. Washburn     7,000 (4)     8.1%         $1.9375     12-11-06     $ 8,529    $21,615
George R. Mihalko     3,000 (3)     3.5%         $2.7813     02-28-06     $ 5,247    $13,298
George R. Mihalko     3,500 (4)     4.0%         $1.9375     12-11-06     $ 4,265    $10,808


(1) The options granted during fiscal 1997 were granted under the Corporation's 1992 Stock Option Plan (the "Plan") by the Stock Option Committee of the Board of Directors; the members of such committee also are the members of the Compensation Committee of the Board of Directors. Such options relate to shares of the Common Stock, were granted at prices equal to the average of the high and low prices of the Common Stock on the American Stock Exchange on the dates of the grants, and are intended to be incentive stock options for federal income tax purposes to the extent permitted by the Internal Revenue Code of 1986.
(2) The calculations are made at the 5% and 10% rates prescribed by Securities and Exchange Commission regulation and are not intended to forecast possible future appreciation of the Common Stock. The calculations assume the indicated annual rates of appreciation of the exercise price for ten years on a compounded basis for all of the shares covered by the option, minus the aggregate exercise price.
(3) These options become exercisable in five equal annual installments beginning February 28, 1997, subject to the terms of the Plan and the applicable stock option agreement.
(4) These options become exercisable in five equal annual installments beginning December 11, 1997, subject to the terms of the Plan and the applicable stock option agreement.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL-YEAR-END OPTION VALUES

                                                  Number of
                                                    Shares           Value of
                                                 Underlying        Unexercised
                                                 Unexercised       In-the-Money
                                                  Options at        Options at
                                                 02-02-97 (1)      02-02-97 (2)
                       Number of
                    Shares Acquired    Value       Exercisable/    Exercisable/
      Name            on Exercise    Realized   Unexercisable(2)  Unexercisable
----------------    ---------------  --------   ----------------  -------------
Steven S. Fishman       --              --           92,122              --
                                                     68,400          $4,313
Frank A. Washburn       --              --            9,133              --
                                                     20,200          $2,188
George R. Mihalko       --              --            2,600              --
                                                     13,900          $1,094
------------------------------------
(1) All options relate to shares of the Common Stock and were granted under the Corporation's 1992 Stock Option Plan.
(2) Based upon the $2.25 market value of the underlying Common Stock on January 31, 1997, the last day of the fiscal year on which trading in the Common Stock occurred, minus the option exercise price for the shares covered by the option.

     EMPLOYMENT AND OTHER AGREEMENTS. Mr. Fishman was employed by Pamida as its President and Chief Executive Officer, effective April 19, 1993, pursuant to an employment agreement having a three-year term ending on April 18, 1996. On September 22, 1995, the Corporation and Pamida entered into a new employment agreement with Mr. Fishman which superseded the 1993 agreement except as otherwise described in this paragraph. The term of the 1995 agreement extends through April 18, 2001. Through April 18, 1996, Mr. Fishman was entitled to receive a base salary at an annual rate of $450,000 (the rate for such period provided for in the 1993 agreement); thereafter, Mr. Fishman is entitled to receive a base salary at an annual rate of not less than $500,000 for the remaining term of the 1995 agreement. Mr. Fishman was entitled to receive an incentive bonus for fiscal 1997 under the 1995 agreement if a specified minimum earnings test was met; however, such test was not met, and Mr. Fishman received no incentive bonus for fiscal 1997. The 1995 agreement requires the Board of Directors and Mr. Fishman to agree periodically upon incentive bonus programs for Mr. Fishman for fiscal 1998 through 2001. Mr. Fishman's fiscal 1998 incentive bonus program provides for a potential incentive bonus based upon the financial performance of the Corporation and its subsidiaries on a consolidated basis and the comparable store sales performance of Pamida's stores. Mr. Fishman also is entitled to customary fringe benefits under the 1995 agreement. In the event of Mr. Fishman's death, his base salary would continue for 90 days, and his estate would be entitled to a pro rata portion of his incentive bonus (if any) for the fiscal year in which his death occurs. If Mr. Fishman's employment terminates for cause or by reason of his disability for a continuous period of six months, then he would be entitled to his base salary to the termination date, a pro rata portion of his incentive bonus (if any) for the fiscal year in which such termination occurs, and (only in the case of his disability) the continuation of certain fringe benefits until not later than his attainment of age 65. If Mr. Fishman's employment is terminated by the Corporation or Pamida without cause prior to a Significant Corporate Event (as defined in the 1995 agreement), then he would be entitled to the continuation of his base salary through April 18, 2001 (less amounts which Mr. Fishman might receive from other employment), a pro rata portion of his incentive bonus (if any) for the fiscal year in which such termination occurs, the continuation of certain fringe benefits until the earlier of April 18, 2001, or his receipt of such benefits from another employer, and the equivalent of certain deferred compensation and 401(k) plan benefits which Mr. Fishman would lose as a result of his termination without cause. If the termination without cause occurs after a Significant Corporate Event, then Mr. Fishman also would be entitled to receive an incentive bonus for each of the next two 12-month periods (but not beyond April 18, 2001) in an amount equal to the average amount of the incentive bonuses (if any) which he received for the three fiscal years prior to the fiscal year during which such termination occurs. Significant Corporate Events are the Corporation's ceasing to own all of the capital stock of Pamida, the merger of Pamida into a corporation of which the Corporation does not own a majority of the voting shares, the merger of the Corporation into another corporation a majority of whose voting shares are owned by persons other than the previous majority owners of the Corporation, the acquisition by a person or group (other than 399 Venture Partners, Inc. or its affiliates) of 30% or more of the voting shares of the Corporation, and a stockholder vote to dissolve Pamida or dispose of all of its property and assets. The 1995 agreement also provides that Mr. Fishman is entitled to at least 12 months advance notice if the Corporation and Pamida do not intend to continue his employment after April 18, 2001, with at least the same base salary as then in effect and with a substantially similar incentive bonus program and fringe benefits; in the absence of such notice prior to April 18, 2000, Mr. Fishman would be entitled to certain compensation through the end of a 12-month period beginning when such notice actually is given.

     Mr. Washburn has an employment agreement with the Corporation and Pamida, providing for his employment as Executive Vice President and Chief Operating Officer, which became effective on March 6, 1997, and has a term of three years. The agreement provides for a base salary at an annual rate of not less than $275,000 and in other material respects is substantially identical to Mr. Fishman's 1995 agreement described above.

     Mr. Mihalko has an employment agreement with the Corporation and Pamida, providing for his employment as Senior Vice President and Chief Financial Officer, which became effective on March 6, 1997, and has a term of three years. The agreement provides for a base salary at an annual rate of not less than $210,000. In most other material respects, Mr. Mihalko's agreement is substantially similar to Mr. Fishman's 1995 agreement described above; however, Mr. Mihalko's agreement does not include provisions for certain bonus payments or certain continued salary payments and benefits in the event of the termination of Mr. Mihalko's employment for various reasons prior to the expiration of the three-year term or without at least 12 months' advance notice.

     REPORT OF COMPENSATION COMMITTEE. Mr. Fishman became Chief Executive Officer of the Corporation upon his employment by the Corporation in April 1993. The terms of Mr. Fishman's employment, including his compensation, were negotiated with him by a committee of outside directors of the Corporation appointed by the Board of Directors to conduct a search for a new chief executive officer of the Corporation following the death of the previous chief executive officer in October 1992. The committee was aided in such negotiations by an executive search firm engaged by the Corporation at the committee's direction, and the committee considered among other things information provided by such firm with respect to the compensation of other executives holding comparable positions in the retail industry. In September 1995, the Compensation Committee of the Board negotiated a new employment agreement with Mr. Fishman and, in doing so, considered information gathered by the corporation's human resources department from published sources showing the compensation of other executives holding comparable positions in the retail industry and the various elements of such compensation. The Committee also considered the operating results and financial condition of the Corporation and its subsidiaries on a consolidated basis and various accomplishments of Mr. Fishman during his tenure as Chief Executive Officer. Mr. Fishman's salary for fiscal 1997 was established by the employment agreements between Mr. Fishman and Pamida described above. Mr. Fishman's new employment agreement also provided for a potential incentive bonus for Mr. Fishman for fiscal 1997 based upon the financial performance of the Corporation and its subsidiaries on a consolidated basis and the comparable store sales performance of Pamida's stores. Because the applicable financial performance test of certain minimum earnings before interest, taxes, depreciation, and amortization was not met, Mr. Fishman received no bonus for fiscal 1997. The Stock Option Committee of the Board of Directors (composed of the same persons who constitute the Compensation Committee) granted options to Mr. Fishman on two occasions during fiscal 1997 with the expectation that the low option prices (market value of the Common Stock on the dates of the grants) will provide an additional incentive to Mr. Fishman to improve the earnings and overall financial performance of the Company, which should lead to an increase in the market price of the Common Stock for the benefit of all stockholders.

     The salaries of Messrs. Washburn and Mihalko for fiscal 1997 were determined by reference to information gathered by the Corporation's human resources department from published sources showing compensation levels of executives holding comparable positions in the retail industry (and the various elements of such compensation), the scope of their respective responsibilities, and their accomplishment of particular assignments within their respective areas of responsibility. Mr. Washburn's bonus program for fiscal 1997 was similar to Mr. Fishman's, and no bonus was paid to Mr. Washburn because the applicable financial performance test was not met. Mr. Mihalko received a bonus for fiscal 1997 based upon his achievement of certain pre-established goals within his area of responsibility as Chief Financial Officer. Stock options were granted to Messrs. Washburn and Mihalko on two occasions during fiscal 1997 for the reason discussed in the preceding paragraph relating to the options granted to Mr. Fishman.



              M. Saleem Muqaddam (Chairman), L. David Callaway III,
                   Stuyvesant P. Comfort, and Peter J. Sodini
                Compensation Committee of the Board of Directors

     PERFORMANCE GRAPH. The following performance graph compares the yearly percentage change in the cumulative total stockholder's return on the Common Stock with the yearly percentage change in the similar return of the S&P 500
Index and an index of a peer group of comparable general merchandise discount store operators, assuming the reinvestment of dividends. The peer group is composed of the following companies: Ames Department Stores, Inc., Duckwall-Alco Stores, Inc., Fred's Inc., Hills Stores Company, Kmart Corporation, Rose's Stores Inc., and Venture Stores Inc. The Corporation paid no dividends on the Common Stock during the periods reflected in the graph.


   (Graph  comparing the five-year  cumulative  total return of Pamida  Holdings
      Corporation, S & P 500 Index & Peer Group)


              1992      1993      1994      1995      1996      1997
            -------   -------   -------   -------   -------   -------
Pamida      $100.00    $75.76    $72.73   $166.67    $68.17    $54.55
S & P 500   $100.00   $110.58   $124.82   $125.48   $174.00   $219.83
Peer Group  $100.00    $99.43    $90.64    $66.72    $31.07    $56.06




     COMPENSATION OF DIRECTORS. Directors who are not employees of the Corporation receive a monthly fee of $1,000 for serving on the Board of Directors, $500 for each Board meeting which they attend, and $500 for each meeting of a Board committee which they attend on a day other than the day of a Board meeting. Directors who also are employees of the Corporation or Pamida do not receive any additional compensation for serving as a director. All directors are reimbursed for their out-of-pocket travel and related expenses incurred in attending meetings of the Board of Directors and its committees.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP served as the Corporation's independent public accountants for the fiscal year ended February 2, 1997, and has been selected by the Board of Directors to serve in such capacity for the current fiscal year.

     The Corporation expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

     On October 16, 1996, upon the recommendation of its Audit Committee, the Board of Directors rescinded its previous selection of Coopers & Lybrand L.L.P. as the Corporation's principal independent accountant to audit the Corporation's financial statements for the fiscal year ending February 2, 1997, and selected Deloitte & Touche LLP to serve in such capacity and for such purpose. For the fiscal year ended January 28, 1996, Coopers & Lybrand L.L.P. audited the Corporation's financial statements. The report of Coopers & Lybrand L.L.P. on the Corporation's financial statements for the fiscal year ended January 28, 1996, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report of Coopers & Lybrand L.L.P. for the fiscal year ended January 28, 1996, noted that for such year the Corporation adopted Statement of Financial Accounting Standards No. 121. During the fiscal year ended January 28, 1996, and thereafter through October 16, 1996, there were no disagreements between the Corporation and Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and no reportable event, as described in the applicable regulations of the Securities and Exchange Commission ("SEC").

     On June 16, 1995, upon the recommendation of its Audit Committee, the Board of Directors decided not to re-engage Deloitte & Touche LLP as the Corporation's principal independent accountant to audit the Corporation's financial statements for the fiscal year ended January 28, 1996, and instead engaged Coopers & Lybrand L.L.P. in such capacity and for such purpose. For the fiscal year ended January 29, 1995, and several prior years, Deloitte & Touche LLP audited the Corporation's financial statements. The reports of Deloitte & Touche LLP on the Corporation's financial statements for the fiscal years ended January 30, 1994 and January 29, 1995, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to an uncertainty, audit scope, or accounting principles, except that the Deloitte & Touche LLP report for the fiscal year ended January 30, 1994, noted that for such year the Corporation adopted Statements of Financial Accounting Standards No. 106 and 109. During the fiscal years ended January 30, 1994, and January 29, 1995, and thereafter through June 16, 1995, there were no disagreements between the Corporation and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and no reportable event, as described in the applicable regulations of the SEC, other than the matter described in the following paragraph.

     During the fiscal year ended January 29, 1995, the Corporation consulted Coopers & Lybrand L.L.P. concerning the method used by the Corporation for evaluating the carrying value of the excess of cost over net assets acquired
(goodwill) and other long-lived assets. This followed a review by the Corporation and Deloitte & Touche LLP of the Corporation's method of evaluating the recoverability of goodwill which occurred during the fiscal year ended January 30, 1994. Coopers & Lybrand L.L.P. identified several alternative methods for this purpose and suggested that the Corporation consider the use of one of such methods. However, Coopers & Lybrand L.L.P. was not engaged to, and did not, provide an opinion on the acceptability of any of such methods with respect to the Corporation. The Corporation believed that the method suggested by Coopers & Lybrand L.L.P. merited further consideration and requested Deloitte & Touche LLP to determine if the proposed new method would be in accordance with generally accepted accounting principles under all relevant SEC rules and SEC staff positions taken regarding the issue of goodwill recoverability. After a review of the Corporation's current and proposed new methods of accounting for goodwill, current accounting literature, and current industry practice and after informal discussions with the SEC staff, Deloitte & Touche LLP advised the Corporation that the proposed new method being considered by the Corporation would not be an acceptable or preferable method under the Corporation's particular fact situation. Based upon such advice from Deloitte & Touche LLP, the Corporation made no change in its method of evaluating the carrying value of such assets for the fiscal year ended January 29, 1995.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. As to other business, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 annual meeting of stockholders of the Corporation must be received by the Corporation not later than November 26, 1997, for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers (as defined in the applicable regulations) and directors, and persons who own more than 10% of a class of the Corporation's equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Corporation's equity securities with the SEC and the American Stock Exchange. Officers, directors, and more than 10% stockholders are required by SEC regulation to furnish to the Corporation copies of all Section 16(a) forms which they file.

     Based solely on its review of the copies of such forms submitted to it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Corporation believes that all filing requirements applicable to its officers and directors were complied with for the fiscal year ended February 2, 1997. The Corporation did not receive a Form 5 from Natasha Partnership or Nathalie P. Comfort (a more than 10% stockholder). The Corporation did not receive a Form 4 or Form 5 from 399 Venture Partners, Inc. (a more than 10% stockholder) with respect to its acquisition of 6,300 shares of common stock during the fiscal year ended February 2, 1997, reported on a Schedule 13G filing made by Citicorp as the parent of 399 Venture Partners, Inc.

                             ADDITIONAL INFORMATION

     The annual report of the Corporation for the fiscal year ended February 2, 1997, including financial statements, is being mailed to stockholders of the Corporation with this Proxy Statement. Such report is not to be regarded as proxy soliciting material or as a part of this Proxy Statement.

     The cost of soliciting proxies in the accompanying form will be borne by the Corporation. Officers and directors of the Corporation, without compensation other than their regular compensation, also may solicit proxies either by mail, personal conversation, telephone, or other means of communication. Upon request, the Corporation will reimburse brokerage firms, nominees, and others for their reasonable expenses of forwarding solicitation material to the beneficial owners of Common Stock.

Dated March 26, 1997                    BY ORDER  OF THE  BOARD OF
                                        DIRECTORS,

                                        FRANK A. WASHBURN, Secretary